OR IMMEDIATE RELEASE
Acct: 146619
DC Region IRW

COMPANY NEWS RELEASE
Contact: (703) 716-0100

H-Quotient, Inc., Announces Revised Tender Offer for Apache Medical
Systems, Inc.

VIENNA, VA, February 7, 2001 -- H-Quotient, Inc., (OTC Bulletin Board:
HQNT) today announced the revised tender offer by the company and Henry Cohn, a stockholder of the company, to purchase a minimum of 51 percent of the outstanding stock of Apache Medical Systems, Inc. (NASDAQ: AMSI)

The terms of the offer will be filed with the Securities and Exchange Commission and investors may request a copy by writing to:

H-Quotient, Inc.
8150 Leesburg Pike
Suite 503
Vienna, VA  22182

or investors may read the offer online later today at:
http://www.freeedgar.com

The terms include:

1. One share of HQNT free-trading stock for every five shares of free-trading AMSI stock. NOTE: The contractual limitation on these shares has been removed.
2. One share of HQNT Rule 144 (one-year restricted) stock for every five shares of restricted AMSI stock.
3. Instruct your broker to send AMSI shares being exchanged for HQNT shares to:

   Attn: Roger Birnhammer
   Continental Stock Transfer & Trust Co.
   2 Broadway
   New York, NY 10004

H-Quotient CEO and President Douglas Cohn said, "In light of Apache's announcement of a proposed sale of certain unspecified assets to Cerner Corporation for an undisclosed price, the management of H-Quotient, Inc., has revised its tender offer. Further, as more information is forthcoming from Apache, H-Quotient reserves the right to further alter or terminate its offer. In any event, we wish Apache and its stockholders well. They are providing a valuable service."

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from the assumptions currently anticipated.

For more information visit the H-Quotient web site at www.hquotient.com.